EXHIBIT 99.1
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                                                                    NEWS RELEASE
                                                                      LVS (NYSE)


                  LAS VEGAS SANDS CORP. ANNOUNCES PRICING OF
                  INITIAL PUBLIC OFFERING AT $29.00 PER SHARE

LAS VEGAS, NEVADA--December 14, 2004 -- Las Vegas Sands Corp. announced today the pricing of an initial public offering of 23,809,524 shares of its common stock at $29.00 per share, all of which were offered by Las Vegas Sands Corp. The shares will trade on The New York Stock Exchange under the symbol "LVS". Assuming no exercise of the underwriters' option to purchase additional shares of common stock, the net proceeds of the offering will be approximately $647.3 million after underwriting discounts and commissions but prior to estimated offering expenses of this offering payable by Las Vegas Sands Corp. To the extent that the underwriters sell more than 23,809,524 shares of common stock, the underwriters have the option to purchase up to an additional 3,571,429 shares of common stock from Las Vegas Sands Corp. at the initial public offering price less the underwriting discount. Las Vegas Sands Corp. intends to use the net proceeds from the offering for general corporate purposes and working capital. In particular, it may use the net proceeds to fund its development projects in Macau, the United Kingdom and other jurisdictions.

Goldman, Sachs & Co. acted as sole book-running manager of the offering. Citigroup, JP Morgan, Lehman Brothers, Merrill Lynch & Co., UBS Investment Bank and Jefferies & Company, Inc. acted as co-managers in this offering.

The registration statement relating to the initial public offering of shares of common stock has been declared effective by the Securities and Exchange Commission. This press release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of such shares of common stock in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The offering of these securities will be made only by means of a prospectus, copies of which may be obtained from Goldman, Sachs & Co. at 85 Broad Street, New York, NY 10004, Attention: Prospectus Department (Tel:
212-902-1171).


ABOUT LAS VEGAS SANDS CORP.

Las Vegas Sands Corp. will be the holding company of Las Vegas Sands, Inc., a hotel and gaming company headquartered in Las Vegas, Nevada. Company holdings include the Venetian Casino Resort and the Sands Expo and Convention Center, located on the Las Vegas Strip, and the Sands Macao located in The People's Republic of China's SAR of Macau.

CONTACT:

Scott D. Henry
Las Vegas Sands Corp.
3355 Las Vegas Boulevard South
Las Vegas, Nevada 89109
(702) 733-5502